EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

07/14/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD'S SYSTEMWIDE SALES REACH RECORD LEVELS FOR JUNE AND SECOND QUARTER; PRELIMINARY SECOND QUARTER EARNINGS PER SHARE UP 27%

Second quarter earnings per share is expected to be about $0.47, up 27% over second quarter 2003
Global comparable sales were up 5.6% for the month, 7.8% for the quarter and 8.5% year-to-date June
U.S. comparable sales were up 6.6% for the month, 9.2% for the quarter and 11.5% year-to-date June
Europe's comparable sales were up 3.6% for the month, 4.4% for the quarter and 4.0% year-to-date June

OAK BROOK, IL – McDonald's Corporation announced today that Systemwide sales for McDonald's restaurants reached record levels for June 2004 and the second quarter. Compared with the same periods in 2003, Systemwide sales increased 8.4% for the month and 11.6% for the second quarter. In constant currencies, these increases were 6.4% and 8.6%, respectively.
    Driven by sales growth in every segment of our global business, second quarter comparable sales were up 7.8% — the highest second quarter increase since 1987. These results helped propel a 27% increase in expected second quarter earnings per share to about $0.47.
    Charlie Bell, President and Chief Executive Officer, said, "Record sales tell us that our Plan to Win continues to deliver results. This steady business momentum is what we planned to achieve when we launched our revitalization initiatives in early 2003. However, we still are not satisfied. We will remain intensely focused on further building Brand relevance with our customers around the world through operational excellence and leadership marketing.
    "During the second quarter, we continued to implement customer-driven initiatives including the introduction of our Salads Plus menu in 15 European countries and the

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beginning of our innovative Big Mac Meal Tracks global music download promotion with Sony Connect. In addition, we continue to enhance hospitality and efficiency in our restaurants through training and streamlining processes.
    "Comparable sales in the U.S. were impressive — up 6.6% in June on top of a 7.0% increase in June 2003. While comparisons will become even more challenging in the second half of the year, I am confident we'll build on the strong foundation established last year.
    "In Europe, we're continuing our sales momentum. June comparable sales were up 3.6%, driven by multiple initiatives to enhance menu variety, food taste, value, service and marketing. Our Salads Plus menu is connecting with customers, enhancing our brand image and driving higher average checks. However, restaurant-level profitability continues to be pressured by higher food and labor costs, partly related to the Salads Plus roll-out. Over time, as we attract more customers, we expect margin leverage to improve.
    "June comparable sales increased 6.8% in Asia/Pacific, Middle East and Africa, where our business continues to benefit from enhanced menu variety and branded affordability programs."
    Bell continued, "McDonald's global opportunities are significant. We will remain focused and disciplined on what counts most — our customers and restaurants — to seize these opportunities for the benefit of our System and shareholders."

Percent Inc/ (Dec)	Comparable Sales			Systemwide Sales
Month ended June 30,	2004	2003		As Reported	Constant Currency

McDonald's Restaurants*	5.6	2.1		8.4	6.4
Major Segments: U.S. Europe APMEA**	6.6 3.6 6.8	7.0 (2.2 (6.9	) )	7.1 10.6 12.0	7.1 5.1 6.8

Quarter ended June 30,

McDonald's Restaurants*	7.8	1.2		11.6	8.6
Major Segments: U.S. Europe APMEA**	9.2 4.4 9.3	4.9 (1.8 (6.6	) )	9.9 13.2 16.1	9.9 5.9 9.2

Year-To-Date June 30,

McDonald's Restaurants*	8.5	(1.1)		14.4	9.4
Major Segments: U.S. Europe APMEA**	11.5 4.0 7.2	1.6 (3.1 (7.4	) )	12.3 16.8 16.2	12.3 5.5 6.9

*	Excludes non-McDonald's brands
**	Asia/Pacific, Middle East and Africa

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Definitions
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Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

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Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Upcoming Communications
Russ Smyth, President, McDonald's Europe, will speak at 11:10 a.m. (Eastern Time) at the CIBC Investor Conference on July 14, 2004. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    On July 22, 2004, McDonald's plans to release second quarter earnings before the market opens and will host an investor webcast at 10:00 a.m. (Central Time). A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

    More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of July 14, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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